EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/10/25 to 11/14/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/7/2025	Sell	41,553	12.04
11/10/2025	Sell	45,586	12.05
11/11/2025	Sell	62,985	12.11
11/13/2025	Sell	69,087	12.20
11/14/2025	Sell	174,255	12.19